Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES AN INCREASE IN

ITS QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., April 29, 2008, - Costco Wholesale Corporation (“Costco”) (Nasdaq: COST) today announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock and approved an increase from $.145 to $.16 per share each quarter, or $.64 per share on an annualized basis. The dividend of $.16 per share declared today is payable May 30, 2008, to shareholders of record at the close of business on May 16, 2008.

Costco currently operates 536 warehouses, including 392 in the United States and Puerto Rico, 75 Canada, 19 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 12 to 13 new warehouses (including the relocation of four to five warehouses to larger and better-located facilities) prior to the end of its 2008 fiscal year on August 31, 2008.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100